Exhibit 99.2

Operator:	Good afternoon. My name is , and I will be your conference operator today. At this time I would like to welcome everyone to the Axesstel Fiscal 2003 financial results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press Star then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key.

Mr Collins, you may begin your conference.

Sean Collins:	Thank you, Operator

(Sean Collins): Good morning, everyone. Welcome to Axesstel’s Fiscal 2003 conference call. My name is Sean Collins with CCG Investor Relations, the company’s investor relations counsel.

Axesstel, Incorporated released a press release outlining its fiscal 2003 financial results earlier this morning. In a few moments you will hear from and have an opportunity to ask questions of the Company’s management.

Now let me remind you that during the course of this conference call management may state beliefs and make projections or other forward-looking statements regarding future events and the future financial performance of the company. We wish to caution you that such statements are just projections and expectations and that actual events or results may differ materially. I refer you to the Safe Harbor statement that is included in today’s press release and to the company’s Annual Report on Form 10-K and to other documents filed with the Securities and Exchange Commission.

That said, we can begin. It is now my pleasure to turn the call over to the Chief Operating Officer of Axesstel, David Morash.

Dave	Morash:

First, let me join in welcoming you to our first-ever conference call, to discuss fiscal 2003 year-end financial results.

As most or all of you are aware, our stock trades on the OTC Bulletin Board (under the ticker symbol A-X-E-S), so we have not been obligated to hold conference calls on our financial results. But three factors have convinced us that now is the time to begin doing so. One of these factors is our growth strategy, which we want to outline for you today. This will give you a context for evaluating our future news and for monitoring our future quarterly conference calls. The second is the news that we announced today, in addition to our financial results, of a new, $10 million plus supply agreement with a major telecommunications carrier in Latin America. Thirdly, we are planning to list on Nasdaq small cap and perhaps do a secondary later this year.

Axesstel, to put it in a nutshell, is named for the concept of “Access Plus Telecommunications.”

“Access for anyone, anywhere, to anything – voice or data, stationary or mobile” summarizes the promise of our technologies. We are pioneering telephone and data communications devices that address worldwide markets in two key ways:

1) For phone and data customers in developing nations, our wireless and fixed wireless products provide world-class telecommunications without the need for the enormous infrastructure of physical copper wire connections that the industrialized world has built out over the past century.

2) For users in more mature telecommunications markets, we offer products called hybrids, which provide true voice-data technology convergence. Integration of wireless voice and wireless data access is a relatively new paradigm that has been emerging for several years now.

A fragmented market of solutions providers and carriers has been advancing the concept in a piecemeal fashion as the standards and technologies required to realize it have materialized.

We have a proven track record and a roster of partners in technology development that, as I’ll discuss in a moment, position us as a leader in next-generation telecommunications far ahead of what our market capitalization or other customary measures might suggest. But before we delve deeper into the Axesstel story, I’d like to introduce our Chief Financial Officer, John Chough, for a review of our results for fiscal 2003.

John . . . ?

John Chough:

For the year ended December 31, 2003, the Company posted consolidated net revenues of $11.4 million, a 41% increase as compared to $8.1 million for fiscal 2002. Our comprehensive net loss for the 2003 fiscal year was $1.7 million or 27 cents per basic share, 19 cents diluted. This compares to consolidated net income of $593,000, or 9 cents per basic share, 6 cents diluted, for fiscal 2002. As Dave will outline in a moment, fiscal 2003 was a ‘building’ year, and the net loss in large part reflects substantial investments toward fulfilling our growth potential.

Gross profit as a percentage of revenues declined from 43% in 2002 to 37% in 2003. But this was in line with our expectations. 2002 was a year in which engineering services accounted for substantially all our revenues and $3.5 million in costs were included in operating expenses. With the acquisition of Entatel, an engineering house in Korea, at the end of 2002 to support engineering sales to Verizon and another major telecommunications company, Axesstel’s engineering costs during 2003 were recorded as a cost of goods for engineering services. In 2003, we posted $5.2 million in product sales and $6.2 million in engineering development services, resulting in $10.8 million in cost of goods sold that was recorded separately in our P&L for the first time.

SG&A expenses also reflected investments in future growth, growing from $3.8 million in 2002 to $7.4 million in 2003. Growth in headcount accounted for         % of the year-over-year increase in SG&A, as we added          employees worldwide in anticipation of the growth we have begun to experience this year.

R&D increased significantly as well, from $13,000 in 2002 to $1.9 million last year, again reflecting the buildup of resources for expanded projected sales, which had not occurred prior to year-end, as Axesstel pursued product sales development.

On our balance sheet, at December 31, 2003, we reported $376,000 in cash and cash equivalents. Since closing the books on fiscal 2003, we have secured approximately $6.7 million in two financings, to provide flexibility in executing our growth plan in 2004.

All other balance sheet items are in line with management’s expectations. For discussion and analysis of Axesstel, its growth strategy and progress on that, I’d like to turn the call back over to Dave Morash at this point. Dave . .. .?

Dave Morash:

Thank you, John. I am going to discuss three main topics today: one, the direction of the company, two, a new signed contract and three, general guidance for the year. But first a little background.

As those of you who have been following us know, Axesstel, Incorporated focus has been as a leader in developing, manufacturing and marketing high quality, CDMA-based fixed wireless local loop (WLL) terminals, hybrid phones, and engineering solutions to operators worldwide.

Axesstel started three years ago. Our wholly-owned Axesstel Korea subsidiary was established in 2000. Following a reverse merger, we became a California corporation in July of 2002 which has since been moved to Nevada.

Headquartered in San Diego, California, our Company is comprised of a San Diego-based organization and a Korea-based development and design facility. Our San Diego headquarters comprises marketing, sales, operations, finance and administration as well as the Research portion of R & D. In essence, San Diego handles all customer-facing activities, such as marketing communications, product planning, product management, and customer support, along with sales and business development activities worldwide. The senior research is done in San Diego along with our contact with Qualcomm who is an investor.

Our products are based upon Qualcomm’s CDMA technology, which allows us to focus our core sales resources and efforts on CDMA operators worldwide.

Our 100%-owned Korea operations are located in Seoul, South Korea, and focus on terminal design activities, leveraging Korea’s world-recognized leadership role in CDMA product development. Our Korean office works with our of strategic manufacturing and production partner, Wistron NuWeb. Because of Wistron’s size and capabilities, we can load-balance our production and optimize our orders, based upon customer demand, quick turn-around, low-volume production and scheduled large-volume production runs.

We have approximately 80 employees worldwide, as John mentioned, and currently our stock trades on the Bulletin Board, although we are considering applying to list on a senior exchange, possibly during this year.

Our customers are primarily the large telecom carrier systems of the world, such as TeleCard in Pakistan and our new customer in Latin America. These carriers give us specifications for the terminals they need, make purchases from us using negotiable instruments such as bank letters of credit, and sell our products to the end user. Our ‘territories of interest’ are worldwide, North America, Latin America and the Caribbean, Africa, Eastern Europe, and Asia (with particular emphasis on India and China).

The key events of the fiscal year, as noted in this morning’s press release, included:

•	Axesstel’s transition from Engineering Development Services (NRE) to Wireless Local Loop (WLL) Product Sales, begun in 2003 and now complete, which negatively impacted 2003 profitability but which position us for strong growth and a return to profitability this year.

•	During the year Axesstel also added to its U.S. Research and Development team to expand our pipeline of future products.

•	Axesstel’s fiscal 2003 net loss was $2.2 million, as compared to fiscal 2002 net income of $636,000. primarily due to increases in R&D and SG&A as the company invested in future products and infrastructure to meet the needs of projected growth.

The first half of 2003 benefited from engineering services contracts from Verizon and a major telecommunications company, which were successfully completed during the summer of 2003. Our strategy of emphasizing WLL product sales with the transfer of production to Wistron NeWeb has not positively impacted results until 2004.

On January 8, after an initial review of fiscal 2003 results, we announced guidance on full-year revenues, which have come in a little better than the $11 million we predicted, and with a full-year net loss due to investments in future growth.

I’d like to spell out, for those unfamiliar with Axesstel, that our sales agreements, as a matter of Company policy, are all predicated on bank letters of credit or other financial instruments that ensure we will be paid. Our policies limit the possibility of us producing an order only to see it cancelled prior to payment. So we carry little working capital, reduce the risk of obsolete inventory, and our risk of having to write off products that are ordered, but for any reason not delivered, is low. Our major risk is in R&D expenditures, as noted earlier and our and our partner’s ability to execute.

We believe that our growth trajectory has strong upside potential, and we are working to improve on it during this year. In essence this is the beginning of the last mile conversion to wireless which will offer us significant opportunity this year and going forward.

For example, recently Axesstel has been pleased to announce some significant product supply agreements. These result from the December product launch of our new CDMA 1x phones. One of these agreements was announced within Fiscal 2003, on December 8. It is with TeleCard, Pakistan’s largest carrier, for telephone handsets that will be located in the offices that provide basic telephone access to many of the people of Pakistan. The TeleCard supply agreement announced in December is for $6.75 million. Officials estimate the entire purchase of phones to be completed within the next 12 months.

Pakistan has the world’s sixth largest population, but penetration of basic telephone access is estimated at only 3%, and many Pakistanis who need to use a phone go to one of TeleCard’s network of franchised offices located around the country to buy a smart card that operates as the payment method so that they can, in essence, ‘rent’ usage of the phones available at those locations. An additional $10 million supply agreement from TeleCard was announced since the close of the fiscal year, on February 10. TeleCard placed this order as an existing customer of ours, so the order announced in February represents ‘repeat business,’ and we will also be banking the $10 million called for by the agreement during the next twelve months.

A second news item we have not mentioned previously is another $10 million plus supply agreement, this one with a major consortium of carriers operating in South America, which will be announced in more detail in the next few days. Under this agreement, we will provide handsets with voice and messaging capability to carriers covering ten Latin American countries.

The potential longer-term significance of this news is that we can go back to the carriers covered by this agreement and offer additional features at additional costs, such as short messaging capabilities and Internet access. Also, our next generation of fixed wireless terminals is expected to include a hybrid or hybrids, combining basic wireless telephony with full wireless Internet capabilities.

In order to deliver to both TeleCard and these new customers, our production has been shifted to Wistron NuWeb. They began delivery to all of these customers in mid-March. This means that while the first quarter will not be as robust as we would like, we are delivering against projections and signed PO’s backed by letters of credit now.

As with the TeleCard Pakistan agreement, the newest order hinged on our ability to configure maximum reliability at minimum costs into our WLL 1x models. And as with the TeleCard follow-on order, the $10 million plus in revenue is projected to hit revenue during this year. So those two sales wins alone amount to $20 million in revenues for the current fiscal year.

Versus $11.4 million for all of 2003.

(And it’s only March!)

On the operations front, in December, we entered into an agreement for the manufacturing of a new generation of CDMA-based Fixed Wireless Local Loop Terminals with Wistron NeWeb Corporation, a Taiwan-based public company and a member of the Acer Group. This will allow Axesstel and Wistron to jointly open new channels and territories by leveraging the marketing and product capabilities of each company respectively. For example, Wistron is a leading provider of wireless terminals to China, having delivered the first PHS handset to China in 2000. Wistron is larger than our previous manufacturing partner, and under the agreement, is carrying much of the working capital requirements.

A significant strength of our Company is the excellence of our engineering unit in Korea, which has proven capabilities to take a product development project from concept to full production. It is the Korea engineers that have allowed us to get new product out in record time. If any of our Korea associates are listening in on this call despite the time difference, we’d like you to know that we appreciate what you do. Other listeners should note that we have made this appreciation tangible with stock options for our engineers, to give them an active and valuable stake in the Company’s success.

Speaking of the development of new products, we are rolling out two new significant products this summer, a 450 mh version of the phone and an EVDO modem, which will allow the user to get broadband speed. All indications from the market are that there is significant interest in both of these products and we would expect to be announcing sales and PO’s shortly.

In terms of management news, I was pleased to join Axesstel in January. My previous post was with REMEC, Inc., in San Diego, where I was Executive Vice President and CFO between 2001 and the present. There, I led a reorganization of the $400 million wireless infrastructure and electronic warfare equipment firm. Earlier, as Executive Vice President and CFO with Wireless Knowledge, a Qualcomm and Microsoft joint venture, from 2000 to 2001, I was involved in successfully introducing the first products to the market, and on my watch the company doubled in size to over 200 employees in preparation for going public. Previous to that, I was with Safeskin, a leading manufacturer of disposable gloves and related products, where I supported growth from sales of $57 million to $230 million, and ultimately partnered with the CEO to sell the company to Kimberly Clark for a substantial premium over market valuation. I was very pleased to receive the COO offer from Axesstel, because as my background shows, I like working with rapidly growing companies, and I feel this company fits that bill. Recently, I have been joined by Pat Gray, formerly Remec’s VP Controller as Axesstel’s new Controller and VP of Ops.

As also announced since the close of the fiscal year, we welcomed Lixin Cheng to the post of President of Axesstel, Inc. (California), with responsibility for overseeing our wireless operations. Lixin has a 14-year track record in this business, with a career that has taken him from hands-on engineering to top management. He headed the expansion of Ericsson operations into China, where he established and oversaw the growth of a joint venture that became Ericsson’s key engineering and production facility in Nanjing. He has developed and managed Ericsson’s CDMA business activities in various markets in Japan, Korea, Europe, the Middle East, Central Asia and Africa. He pioneered the launch of CDMA 1x wireless communications systems in Africa and Central Asia, which yielded contracts amounting to approximately $215 million. Earlier, as General Manager of the Ericsson China venture’s Sales Division, then Vice President and General Manager of the Sales and Supply Center, he increased annual sales seven-fold to $1.25 billion, and later had overall responsibility for sales amounting to $1.6 billion as V.P. and General Manager. His expertise in multi-national operations and sales makes him the ideal candidate to lead our growth, and we are pleased and honored that he has joined us.

The year’s news in terms of our Board of Directors was the appointment in October of AIR2LAN founder and co-founder of Skytel Communications Jai P. Bhagat. Jai (or Mr. Bhagat) brings us extensive knowledge and experience as well as a widespread network of global telecommunications contacts. His prominence in our industry will further enhance Axesstel’s success and expansion in markets worldwide and will help to guide our global strategies.

One area of very important emphasis is corporate governance. With the addition of an outside board member we will announce shortly, our board is 7 members, with three outside. During the year we want to change that balance to 5 outside with three committees, audit, compensation and governance. Also we will begin to address the requirements for Sarbanes Oxley and 404 even though as a small filer we don’t need to be doing that now.

With regard to financing, since the close of fiscal 2003, on January 20, we announced private placements of equity and debt instruments totaling more than $3.7 million.

And more recently, on March 15, we announced a three-year, $3 million senior secured convertible note that we have issued to Laurus Master Fund, Ltd. (“Laurus Funds”), a private equity fund, based in New York City. The financial liquidity that these financings provide will be of significant help in pursuing our growth strategies. We continue to be in discussions to finance Qualcomm software license costs and hope to complete these negotiations shortly.

So looking ahead to 2004, we see great potential. We would like at this time to provide you with preliminary revenue guidance for this fiscal year.

In 2004 and beyond, we expect that the major driver will be our WLL (or “wireless local loop”) fixed wireless terminals. These, again, are primarily designed for adoption in the ‘unwired world.’ We see this market increasing significantly due to the low penetration rates in many very populous, very rapidly growing developing nations. The governments of these nations have a strong desire to offer low cost telephone service. The installation of cost-effective CDMA technology allows these countries to offer low-cost service and to build out a telecommunications infrastructure at a reduced cost of equipment, with lower-cost engineering and manufacturing and other savings. As a benefit of innovating in the WLL and CDMA areas, we have signed the deals I outlined earlier and have a number of additional deals in the pipeline.

There is also near-term upside potential in our hybrid business. We continue to develop hybrid solutions and are looking for additional opportunities in regions where Verizon does not have a footprint, such as India and parts of South America.

With the shipments of our fixed wireless terminals that began in the middle of the first quarter, we expect to be profitable in the second half and throughout the remainder of fiscal 2004.

We are also comfortable in providing fiscal year 2004 revenue guidance of $28 million to $30 million in full-year revenues. In this rapidly changing industry, we would prefer to hold off on specific net earnings guidance, but we do expect to become operationally cash-flow positive in the second half of the year.

You should know that we are also investigating two new areas, RFID and VOIP. RFID or Radio Frequency Identification is a projected $77 billion industry by 2010. Applying our core wireless and RF know-how, we expect to participate with the Korean government in their effort to establish standards for Korea which may have a large impact outside of Korea.

Voice Over Internet Protocol is a rapidly growing area as by 2006 nearly half of all international traffic will be VOIP based.

To summarize, Axesstel’s strategy, as I mentioned earlier, involves a two-pronged approach. Currently, our sales in non-wired countries are fueling most of growth. These markets are absolutely enormous, and our technologies allow literally billions of people with little or no access to traditional telephony to skip an entire century’s worth of copper-wire infrastructure development and ‘go wired’ from the start. Meanwhile, our wireless innovations for the “wired” world also have multi-billion-dollar potential, and Axesstel is ideally positioned to capitalize on them.

(Speaker thanks participants, urges them to watch for news on Axesstel).

To aid in our progress over the exciting period we are entering into, we have retained CCG Investor Relations (“CCG”) to implement and manage our investor relations program, and we thank Sean and his team for their support.

Thank you for taking the time to participate in this call, and we look forward to briefing you on our news and events on a regular basis in future. Operator, we can turn it over to questions now.

Q&A